Exhibit 10.13
STATE OF LOUISIANA
PARISH OF ORLEANS
AGREEMENT OF LEASE
     THIS AGREEMENT entered into as of the 1ST day of January, 1979, by and between: Chalin O. Perez, domiciled in Plaquemines Parish, Louisiana (hereinater referred to as “Lessor”) and ELECTRO-COAL TRANSFER CORPORATION, a corporation created under the laws of the State of Louisiana, whose address is Davant, Plaquemines Parish, Louisiana (hereinafter referred to as “Lessee”):
 1.
     Lessor hereby leases and lets unto Lessee the real property described on exhibit “A” and shown on Exhibit “B”, which said Exhibits “A” and “B” are annexed hereto and made a part hereof (the “Leased Premises”).
 2.
     The term of this lease shall be for a period of fifty (50) years, commencing on the first day of January, 1979 (the “Commencement Date”) and terminating on the 31st day of December, 2029.
 3.
     This lease is made for and in consideration of a monthly rental of $5,000.00 and other valuable considerations payable on the tenth day of each and every month during the period of this lease.
 4.
     The Leased Premises will be used as a bulk terminal to store, handle and load out dry bulk products, particularly coal and phosphate and, in connection therewith, to maintain, construct and operate wharves in the Mississippi River, fleeting, switching and cleaning services for barges and vessels (Lessee’s Intended Use”).

 5.
     Immediately adjacent to and upriver from the Leased Premises is an existing dry bulk storage facility owned and operated by Lessee. The primary purpose of this lease is to utilize the Leased Premises to enlarge Lessee’s operations for Lessee’s Intended Use.
     Lessor acknowledges that in order for Lessee to utilize the Leased Premises for Lessee’s Intended Use, it is necessary for the zoning classification of the Leased Premises to be changed because, as of the date hereof, the zoning classification of a portion of the Leased Premises is I-3 Industrial and the balance is A-2 Agricultural. Lessor agrees that at his expense he will promptly apply to the Plaquemines Parish Development Board or any other agency, board or department of Government having jurisdiction in the matter for a change in zoning classification of the portion presently zoned A-2 to I-3 in order that Lessee may use the Leased Premises for Lessee’s Intended Use, and will thereafter prosecute said application for a change in zoning classification diligently in accordance with the requirements of the Plaquemines Parish Zoning Ordinance (No. 183) as amended.
     In the event that Lessor is unsuccessful in securing a change in zoning classification in order that Lessee may use the property for Lessee’s Intended Use, Lessee shall have the right and option to cancel this lease for a period of 30 days following a final decision by the Plaquemines Parish Commission Council (the “Council”) refusing to change the zoning classification provided, however, that Lessee may, in its sole discretion, by notice in writing

2.

to Lessor within 10 days of an adverse decision by the Council, require Lessor to bring a suit in a court of competent jurisdiction, contesting the adverse decision of the Council in which event Lessee shall have the right and option to cancel this Lease for a period of 30 days following a final non-appealable adverse decision by a court of competent jurisdiction.
     In the event that Lessee exercises its option to cancel the Lease pursuant to the provisions of this Paragraph 5, such cancellation will become effective on the first day of the month following the month in which notice of cancellation is delivered by Lessee to Lessor, or the date on which a final, unappealable adverse decision is rendered, whichever is the later date and, thereafter the parties hereto shall have no further obligations hereunder except that Lessee shall pay to Lessor rent to the date on which such cancellation becomes effective.
 6.
     In addition, because of the location of its docks, conveyors and other facilities utilized in its existing dry bulk storage operations, it is also necessary in conjunction with its plans to expand its facilities on the Leased Premises and also to re-build, expand and enlarge its wharves and other facilities in an upriver direction from its existing wharves and conveyors. Pursuant to these expansion plans, by instrument dated the 31st day of January, 1979, recorded in Book 482, Folio 116 of the Conveyance Records of Plaquemines Parish, Lessee leased from Juanita Eckles, divorced wife of John B. Lopez, et al. (The “Lopez Lease”) the property described therein which adjoins and has a common boundary with the property sold by Lessor

3.

herein to Peabody Coal Company, now the property of Electro-Coal Transfer Corporation (the “Lopez Property”). Pursuant to the terms of the Lopez lease, Electro-Coal Transfer Corporation has the right to cancel said lease in the event that (i) Juanita Eckles Lopez, et al. is unsuccessful in securing a change in zoning classification to permit Lessee’s Intended Use thereof, (ii) that Juanita Eckles Lopez, et al. is unsuccessful in securing a re-subdivision of the Lopez Property if a re-subdivision is required by applicable law to permit Lessee to use and occupy the property subject to the Lopez lease, and/or (iii) Lessee’s Intended Use as herein defined is prohibited by any title restriction, or any governmental laws, rules, regulations or ordinances. In the event that Lessee is unsuccessful for any reason in securing a change in the zoning classification and, if required by law, a re-subdivision of the Lopez Property, or if Lessee’s Intended Use of the Lopez Property is prohibited by any governmental law, rule, regulation or ordinance, then and in such event, Lessee shall have the right and option to cancel this Lease which cancellation shall become effective on the first day of the month following the month in which such notice is delivered to Lessor by Lessee; and, thereafter the parties hereto shall have no further obligations hereunder except that Lessee shall pay to Lessor rent to the date on which such cancellation becomes effective.
 7.
     Lessor acknowledges that as of the date hereof, Ordinance No. 180 of the Plaquemines Parish Commission Council adopted March 29, 1978 places a temporary suspension on the issuance of industrial permits for I-2 Light Industrial and I-3 Heavy

4.

Industrial type businesses. Lessee agrees that it will promptly apply to the Plaquemines Parish Commission Council, or any other agency, board or department of government having jurisdiction, for a waiver of the suspension of the issuance of industrial building permits in order to permit Lessee to construct on the Leased Premises and on the Lopez Property the docks, conveyors and other facilities needed to expand Lessee’s operations in accordance with Lessee’s Intended Use, and will thereafter diligently prosecute said application for a waiver of such suspension of the issuance of building permits in order that Lessee may construct these planned additions and improvements.
     In the event that Lessee is unsuccessful in securing such a waiver of the suspension of the issuance of building permits, Lessee shall have the right and option to cancel this lease for a period of 60 days following a final decision by the Plaquemines Parish Commission Council refusing to waive the suspension of the issuance of building permits; provided, however, that Lessee may, in its sole discretion, appeal the adverse decision by the Plaquemines Parish Commission Council within the delays provided by law in which event Lessee shall have the right and option to cancel this lease for a period of 30 days following a final non-appealable adverse decision by a court of competent jurisdiction. In the event that Lessee exercises its option to cancel the lease pursuant to the provisions of this Paragraph 7, such cancellation will become effective on the first day of the month following the month in which notice of cancellation is delivered by Lessee to Lessor, and thereafter the parties hereto shall have no further obligations hereunder except that Lessee shall pay to Lessor rent to the date on which such cancellation becomes effective.

5.

8.
     If, after the change in zoning classification of the Leased Premises referred to in Paragraph 5 above has been obtained, and after the change in zoning classification of the Lopez property and approval of a subdivision thereof, if required, referred to in Paragraph 6 above, has been obtained, and after the waiver of the suspension of the issuance of industrial building permits for property classified as I-3 Heavy Industrial, as referred to in Paragraph 7 above, has been obtained, Lessee is nevertheless unable to obtain all approvals, certificates or permits required to enable Lessee to construct and operate the facilities for the proposed expansion of its existing bulk terminal and related facilities on both the Leased Premises and the Lopez Property or all approvals, certificates or permits required for the construction and maintenance of wharves in the Mississippi River adjacent to the Leased Premises and the Lopez Property, or if having obtained all such necessary approvals, certificates or permits, Lessee is thereafter prohibited from using the Leased Premises or the Lopez Property for Lessee’s Intended Use or is prohibited from maintaining and using wharves in the Mississippi River by any final, unappealable governmental, legislative, judicial or administrative act, rule, decision or regulation, Lessee may cancel this lease which cancellation shall become effective on the first day of the month in which notice of cancellation is delivered by Lessee to Lessor. In the event that Lessee exercises its option to cancel this lease for the reasons set forth in this Paragraph 8, Lessee shall pay to Lessor a cancellation fee in an amount equal to twice the highest rent paid during any calendar year prior to the year in which notice of cancellation is delivered to Lessor.

6.

     Except as otherwise specifically set forth in this agreement, Lessee shall comply with all governmental laws, ordinances and regulations applicable to the use of the Leased Premises, and shall promptly comply with all governmental orders and directives for the correction, prevention and abatement of nuisances in, upon, or connected with the premises, all at Lessee’s sole expense.
9.
     Lessee shall have the right to construct, install, maintain and operate on the Leased Premises, and replace and remove therefrom, such structures, machinery and equipment as may be needed or useful by Lessee for Lessee’s Intended Use. All such structures, machinery and equipment shall be and remain the property of Lessee; provided, however, that upon expiration of the term of this lease or upon the termination as a result of the default by Lessee, Lessor shall have the option to own and keep the improvements then existing on the Leased Premises or to require that Lessee remove any such structures, machinery and equipment which Lessee hereby agrees to do and Lessee shall return the Leased Premises as nearly as practicable in the same condition as of the effective date of this lease. In the event of termination of this lease for any cause other than expiration of its term or as a result of the default by Lessee, Lessee shall have the right, without Lessor’s consent to remove all such structures, machinery and equipment constructed and/or installed on the Leased Premises and return the premises as nearly as practicable in the same condition as of the effective date of this lease.

7.

10.
A. Lessee shall have the right without Lessor’s consent or the payment of additional rental, to assign or sub-let the premises, in whole or in part, to a corporation of which Lessee is the wholly owned subsidiary or to a wholly owned subsidiary of Lessee for Lessee’s Intended Use.
B. With the consent of Lessor, which consent will not be unreasonably withheld, Lessee may sub-let a portion of the Leased Premises to a sub-lessee for a use other than Lessee’s Intended Use.
     Lessee agrees that if Lessor identifies to Lessee a prospective sub-lessee who desires to sub-lease a portion of the Leased Premises not needed by Lessee for its Intended Use, and for a use which will not interfere with Lessee’s Intended Use, Lessee will, in good faith, attempt to negotiate a sub-lease with any such prospective sub-lessee.
     Lessee agrees that in no event will it grant a sublease without first obtaining an agreement from said sublessee that Lessee’s Intended Use of the Leased Premises will in no way interfere with sub-lessee’s use and enjoyment of the property and that such sub-lessee will never object to Lessee’s Intended Use.
     In the event that Lessee sub-leases any portion of the Leased Premises pursuant to this Paragraph 10-B, Lessor shall be entitled to receive from Lessee as additional rent 50% of any rental received by Lessee from any such sublessee after deduction from any such rental all reasonable costs incurred by Lessee in confecting any such sub-lease.

8.

11.
     Lessee assumes responsibility for the condition of the Leased Premises and agrees to indemnify and save Lessor harmless from any and all claims, damages, costs or expenses which may arise as a result of Lessee’s use of the Leased Premises, or caused by any vices or defects therein, for personal injury, including death, resulting therefrom, to the Lessee, its employees and agents, or third persons, or to their property.
     In addition to the aforesaid indemnity, Lessee agrees to use its best efforts to provide general liability, bodily injury and property damage insurance with a single limit of not less than $500,000 per occurrence with a carrier or carriers rated “A” or better by the latest Best Insurance Reports — Property — Casualty. Lessee agrees to have Lessor named an additional insured in any such policy by such carrier or carriers evidencing such coverage. Such policy or policies shall provide for 60 days written notice of cancellation to Lessor and Lessee. Any such policy or policies may provide for a deductible of not more than $50,000 provided, however, that if future insurance market conditions render this insurance unavailable or prohibitively expensive, Lessor and Lessee agree that said deductible feature may be increased to that amount that is necessary in order to place such insurance.
     Lessee further agrees to save Lessor harmless on account of any claim or lien of mechanics, materialmen or others in connection with any alterations, additions or improvements of or to the Leased Premises made by Lessee, including those to which Lessor may have given his consent.

9.

12.
     Lessee will pay all taxes, rates, charges and assessments of every kind and character which may at any time be levied, rated, charged, assessed or become a lien on said premises or any part thereof and which are allocable to the period of occupancy of this lease.
     Lessee may contest by appropriate proceedings the amount or validity, or both, of any tax, levy, charge, or assessment, payable by Lessee hereunder. Failure by Lessee to pay all or any part of any such tax or assessment shall not constitute a default under this Lease as long as Lessee contests the amount or validity thereof in good faith and by appropriate proceedings. The entire expense of any such contest by Lessee shall be borne solely by Lessee which likewise shall be solely liable for all interest, penalties, or other charges of any type imposed as a result of any such protest. If requested by Lessee, Lessor will execute any document which may be necessary and proper for any contest instituted by Lessee hereunder.
13.
     Events of Default by Lessee. The following events shall be deemed to be events of default by Lessee under this lease:
     (a) Lessee fails to pay any installment of the rent hereby reserved when due, or any other payment or reimbursement of Lessor required herein, and such failure continues for a period of 30 days after Lessor notifies Lessee in writing of such failure.
     (b) Lessee becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors.

10.

     (c) Lessee files a petition, voluntary or involuntary, under any section or chapter of the National Bankruptcy Act, as amended, or under any similar law or statute of the United States or any State thereof, or is adjudged bankrupt or insolvent in proceedings filed against Lessee thereunder.
     (d) A receiver or trustee is appointed for all or substantially all of the assets of Lessee.
     (e) Lessee abandons the Leased Premises.
     (f) Lessee fails to comply with any other provisions or covenant of this lease and does not cure such failure within 60 days after Lessor’s written notice thereof to Lessee. In the event of a default which cannot with due diligence be cured within 60 days, Lessee shall proceed promptly and with all due diligence to cure the same and that the time allowed Lessee within which to cure said default shall be extended for such period as may be reasonably necessary.
14.
     Remedies on Lessee’s Default. Subject to the requirements for notice contained in Paragraph 13 above, on the occurrence of an event of default, Lessor shall have the right, at Lessor’s option, (i) to cancel this lease effective immediately or effective as of any date Lessor may select or (2) to proceed one or more times for past due installments of rent only, without prejudicing the right to proceed later for additional installments or to exercise any other remedy, or (3) to declare the unpaid rent for the whole unexpired term of this lease immediately due and exigible and at once demand and receive payment of the same or (4) to have recourse to any other remedy or mode of redress to which Lessor may be entitled by law. In the event Lessor exercises the right to cancel this lease, then (a) Lessor shall have the right, as soon as said cancellation is effective, to re-enter the

11.

Leased Premises and re-let the same for such price and on such terms as may be immediately available, Lessee hereby assenting thereto and expressly waiving any notice to vacate, and (b) Lessee shall be and remain liable not only for all rent payable to the date such cancellation becomes effective, but also for all damage or loss suffered by Lessor for the remaining term of this lease resulting from such cancellation. Failure of Lessor to exercise the rights granted herein shall not be construed as a waiver of such rights and no indulgence by Lessor shall be construed as a waiver of any rights herein granted.
15.
     Except as hereinafter provided, this lease supersedes all prior leases or agreements relating to the Leased Premises between the parties and the rental provided for herein is in lieu of any rental which may have been due Lessor prior to the date hereof. Provided, however,that Lessor and Lessee agree that certain lease dated as of January 1, 1974 recorded in C.O.B. 408, folio 1, Plaguemines Parish, Louisiana, covering a portion of the Leased Premises (the “1974 Lease”), shall remain in full force and effect during its term or any extended term in accordance with its provisions and payment of the rent stipulated to be paid in this lease shall constitute full payment of the rent due under the 1974 Lease. In the event this lease is cancelled for any cause (other than by Lessor for non-payment of rent or because of a default by Lessee) prior to the expiration of the term or any extended term of the 1974 Lease, Lessee shall pay Lessor the rent stipulated in the 1974 Lease at the time and in the amount specified therein commencing on the first day of the month following cancellation or termination of this lease; provided, however, that in the event that Lessee exercises its option to cancel this lease pursuant to the cancellation rights granted by Paragraph 8 hereof, then the 1974 lease shall also terminate effective on the same date that the termination of this lease becomes effective.

12.

16.
     All notices or payments permitted or required to be delivered under the provisions of this Lease shall be considered to have been properly given and delivered if sent Registered Mail:

To Lessor, at	Chalin O. Perez Stella Plantation Braithwaite, La.

To Lessee, at	Electro-Coal Transfer Corporation 4251 Henderson Blvd. Tampa, Florida Attention: Mr. W. H. Vaught, President
or to such other person or address as the parties may from time to time designate in writing.
17.
     This lease shall be binding on the parties hereto, their successors, heirs and assigns.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Lease, in multiple originals, as of the date first hereinabove written.
WITHESSES:

/s/ George Singelmann	/s/ Chalin O. Perez

/s/ Yvonne W. Spradley	Chalin O. Perez

/s/ Jim Sproull	ELECTRO-COAL TRANSFER CORPORATION

/s/ Janith Overstreet	BY:	/s/ J. K. Taggart

J. K. Taggart
Vice President

13.

STATE OF LOUISIANA

PARISH OF ORLEANS
     BE IT KNOWN, that on this 28th day of June 1979, before me, the undersigned Notary Public, personally came and appeared: CHALIN O. PEREZ, to me known to be the person described in and who executed the foregoing instrument, who declared and acknowledged that he executed it as his free act and deed.
(SEAL)

/s/ David M. Dickson
Notary Public

FLORIDA
STATE OF
COUNTY OF HILLSBOROUGH
     BE IT KNOWN, that on this 3rd day of July 1979, before me appeared: J. K. Taggart to me personally known, who, being by me duly sworn did say that he is the Vice President of ELECTRO-COAL TRANSFER CORPORATION, that the above Agreement of Lease was signed in behalf of the corporation by authority of its Board of Directors, and that he acknowledged the instrument to be the free act and deed of the corporation.
(SEAL)

/s/ Karen J. Flischel
Notary Public

STATE OF FLORIDA
County of Hillsborough
(SEAL)
     I, JAMES F. TAYLOR, Jr. Clerk of the Circuit Court in and for the County of Hillsborough, State of Florida, the same being Court of Record of the aforesaid County, having by law a seal, do hereby certify that Karen J. Flischel whose name is subscribed to the attached certificate of acknowledgment, proof, or affidavit was at the time of taking said acknowledgment, proof, or affidavit, a Notary Public, duly commissioned and sworn and residing in said County, and was as such an officer of said State, duly authorized by the laws thereof to take and-certify the same, as well as to take and certify the proof and acknowledgment of deeds and other instruments in writing to be recorded in said State and that full faith and credit are and ought to be given to her official act; that I am well acquainted with the handwriting of said Notary and verily believe that the signature to the attached certificate is her genuine signature.
     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal this 3rd day of July, 1979.
JAMES F. TAYLOR Jr.,
          Clerk of the Circuit Court
By /s/ Johnnie H. McLeod

ACKNOWLEDGMENT
     WHEREAS, by agreement dated as of January 1, 1979, Chalin O. Perez (“Lessor”), leased to Electro-Coal Transfer Corporation (“Lessee”), the real property described therein, consisting of the greater parts of Bellevue and Pearl Plantations, Plaquemines Parish, Louisiana, comprising a portion of Section 47 and all of Section 46, T16S, R13E, Southeastern District of Louisiana east of the Mississippi River; and
     WHEREAS, said lease recites that it was granted for and in consideration of a monthly rental of $5,000.00, and
     WHEREAS, the actual rental that Lessee has agreed to pay to Lessor during the term of the Lease is as set forth hereinafter and the parties hereto have executed this Acknowledgment for the purpose of setting forth the true consideration to be paid by Lessee to Lessor as rental for the lease of said property.
     NOW, THEREFORE, the premises considered, Lessor and Lessee acknowledge:
     The lease described in the preamble hereof is made for and in consideration of a monthly rental calculated as follows:
     Five cents per ton of all solid dry bulk products shipped from the Leased Premises or from any other dock or facility, including a midstream operation, or from any other property owned or leased in Plaquemines Parish, Louisiana by Lessee or by any other company that is parent of or a subsidiary or affiliated with Lessee, (tons loaded out) by vessel, rail or truck (the “Base Ton Rental”); provided, however, that if tons loaded out in any calendar year are less than 5 million, Lessee shall pay to Lessor as additional rent, an amount equal to the difference between the rental determined on the basis of 5 million tons and the actual rental paid. Any such additional rental shall be paid on or before 120 days following the end of each calendar year during the term of this lease.
     The monthly rental shall be paid by Lessee to Lessor on or before 10 days following the end of each calendar month in an amount equal to the Base Ton Rental, multiplied by the number of tons loaded out during the preceding calendar month.

     The Base Ton Rental will change quarterly in direct proportion to the change in the average of the Producers Price Index, All Commodities (P.P.I.) and the Consumer Price Index, All Items, under the heading “All Urban Consumers”, or any successor indices, as published in final form on the third month of each quarter by the U. S. Department of Labor, Bureau of Labor Statistics (the “Index Average”). The Index Average will be computed by adding the P.P.I. Index and the C.P.I. Index for the last month of each calendar quarter and dividing by two. The Index Average for the last month of the fourth quarter of 1978, which was 210.2, will be the base [1967 = 100], (the “Base Quarter Index Average.”). The average for the last month of each succeeding quarter will be compared to the Base Quarter Index Average to determine the percentage change for said quarter. Adjustments in Base Ton Rental will be computed to the nearest tenth of a cent and will be made quarterly and become effective the first of January, April, July and October of each year, beginning April 1, 1979.
     By way of illustration, the formula for computing the increase in the Base Ton Rental for the second quarter of 1979 will be:

INDEX			INDEX
DATE	CPI	PPI	AVERAGE
12/31/78	202.9	217.5	210.2
3/31/79	209.1	226.4	217.8
     210.2 = Base Quarter Index Average
     217.8 = The Index Average for the first quarter of 1979
     217.8 – 210.2 + 210.2 = .036 (Percentage change in Index Average)
Computation of Base Ton Rental for Second Quarter of 1979, rounded to nearest tenth of a cent – $.05 X 3.6% + $.05 = $.052

2.

     In the event that the Indices has not been published in time to determine whether an increase in Base Ton Rental during any quarter or part thereof is applicable, then Lessee shall, within a reasonable time after the publication of such Indices, pay to Lessor any increase in the rent resulting from an increase in the Base Ton Rental.
     On or before 120 days following the end of each calendar year during the term of this Lease, Lessee shall deliver to Lessor a statement prepared by the independent certified accountants retained by Lessee, certifying to the number of tons loaded out during each quarter of the preceding calendar year and verifying the Base Ton Rental applicable thereto. Lessor shall have the right, at his cost, from time to time as may be reasonably necessary during business hours, through an independent accountant selected by him to inspect those records of Lessee necessary to verify these statements.
     If the indices specified for the determination of Base Ton Rental is discontinued or substantially changed then the parties shall agree on an acceptable substitute. In the event that the parties are unable to agree upon an acceptable substitute indices, the indices to be used shall be determined by arbitration in accordance with the rules of the American Arbitration Association. The place of arbitration shall be New Orleans, Louisiana. Three arbitrators shall be named, one appointed by Lessor, one appointed by Lessee, and the third appointed by the two others so selected. The party desiring arbitration shall notify the other in writing, otherwise complying with all of said Rules, and naming an arbitrator. The arbitrator to be named by the other party shall be named within thirty (30) days after receipt of the initiating party’s notice. The third arbitrator shall; within thirty (30) days after the appointment of the second arbitrator, be selected by the two arbitrators previously named by the parties. Any failure to name an arbitrator or refusal of an arbitrator to serve, or vacancy thereafter, shall be resolved in accordance with said Rules.
     Lessor agrees that rental shall not be payable on coal consumed by Lessee, its parent subsidiaries or affiliates in its operations in Plaquemines Parish as a dry bulk terminal. However, if coal is consumed by Lessee, its parent, subsidiaries or affiliates for any other purpose, Base Ton Rental shall be paid thereon.
     Except as modified by this Acknowledgment, all the terms and conditions of said lease are hereby ratified and affirmed.

/s/ Chalin O. Perez

Chalin O. Perez

ELECTRO-COAL TRANSFER CORPORATION

By:	/s/ J. K. Taggart J. K. Taggart
Vice President

3.

STATE OF LOUISIANA
PARISH OF ORLEANS
     BE IT KNOWN, that on this 28th day of June 1979, before me, the undersigned Notary Public, personally came and appeared: CHALIN O. PEREZ, to me known to be the person described in and who executed the foregoing acknowledgment, who declared and acknowledged that he executed it as his free act and deed.
(SEAL)

/s/ David M. Dickson Notary Public
STATE OF FLORIDA
COUNTY OF HILLSBOROUGH
     BE IT KNOWN, that on this 3rd day of July 1979, before me appeared: J. K. Taggart to me personally known, who, being by me duly sworn did say that he is the Vice President of ELECTRO-COAL TRANSFER CORPORATION, that the above Acknowledgement was signed in behalf of the Corporation by authority of its Board of Directors, and that he acknowledged the instrument to be the free act and deed of the Corporation.
(SEAL)

/s/ Karen J. Fischel Notary Public
STATE OF FLORIDA
County of Hillsborough
(SEAL)
     I, JAMES F. TAYLOR, Jr. Clerk of the Circuit Court in and for the County of Hillsborough, State of Florida, the same being a Court of Record of the aforesaid County, having by law a seal, do hereby certify that Karen J. Flischel whose name is subscribed to the attached certificate of acknowledgment, proof, or affidavit was at the time of taking said acknowledgment, proof, or affidavit, a Notary Public, duly commissioned and sworn and residing in said County, and was as such an officer of said State, duly authorised by the laws thereof to take and certify the same, as well as to take and certify the proof and acknowledgment of deeds and other instruments in writing to be recorded in said State and that full faith and credit are and ought to be given to her official act; that I am well acquainted with the handwriting of said Notary and verily believe that the signature to the attached certificate is her genuine signature.
     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal this 3rd day of July, 1979.

JAMES F. TAYLOR, Jr.,
Clerk of the Circuit Court.

By:	/s/ Johnnie H. McLeod

EXHIBIT “A”
TO AGREEMENT OF LEASE
BETWEEN CHALIN O. PEREZ, LESSOR and
ELECTRO-COAL TRANSFER CORPORATION, LESSEE
DATED AS OF JANUARY 1, 1979
1.	A CERTAIN TRACT OF LAND, or plantation, known as Bellevue Plantation situated in the Parish of Plaquemines, State of Louisiana, on the left descending bank of the Mississippi River, about 42 miles below the City of New Orleans, having and measuring NINETEEN (19) ARPENTS, more or less, front on said river by FORTY (40) ARPENTS in depth, bounded above by the property, known as Harlem Plantation, now or formerly owned by Florian & Jack Lopez, and below by that property formerly belonging to Mrs. M. N. McQueen, et al, and now or formerly to B. D. Jones; together with all and singular the buildings and improvements thereon, rights, ways, privileges and servitudes, rights of batture and accretions thereon, and all appurtenances and accessories thereunto attached and belonging or in anywise appertaining.

2.	A CERTAIN TRACT OF LAND, together with all the rights, ways, privileges and servitudes thereunto belonging or in anywise appertaining, situated in the Parish of Plaquemines, State of Louisiana, on the left descending bank of the Mississippi River at about 42 miles below the City of New Orleans, having and measuring TWO (2) ARPENTS, more or less, front on the Mississippi River by the ordinary depth of forty (40) ARPENTS, and bounded now or formerly as follows: On the Upper line by the land now or formerly belonging to B. D. Jones, on the lower side by the land belonging to the Pena Estate and known as Nero Plantation, on the front by the Mississippi River, and on the rear by the forty arpent line.

3.	A CERTAIN TRACT OF LAND, together with all the rights, ways, privileges and servitudes thereunto belonging or in anywise appertaining, situated in the Parish of Plaquemines, State of Louisiana, on the left descending bank of the Mississippi River at about 42 miles below the City of New Orleans, and being a part of the lands formerly known as Pearl Plantation, having and measuring ONE (1) ARPENT, more or less, front on the Mississippi River, by the ordinary depth of FORTY (40) ARPENTS, bounded above by Bellevue Plantation, the property described in Paragraph 1 above, and below by the property described in Paragraph 2 above, formerly owned by J. G.

Jonah and A. P. Perrin, bounded in the front by the Mississippi River, and on the rear by the forty arpent line.

Being the same property described as Numbers 2, 3 and 4 in the Act of Sale by Mrs. Jane Flippen, widow of Alexander P. Perrin to Chalin O. Perez before John T. Charbonnet, Notary Public, Parish of Orleans, State of Louisiana, dated July 2, 1953 and recorded in C.O.B. folio

4.	ALL OF THAT CERTAIN TRACT OF LAND situated in the Third Ward of the Parish of Plaquemines, State of Louisiana, containing approximately thirty-four (34) acres, more or less, in superficial area, located on the left descending or east bank of the Mississippi River at a distance of approximately thirty (30) miles, more or less, below the City of New Orleans, Louisiana, having a frontage on the said Mississippi River of approximately one (1) arpent, more or less, by all of the depth thereto belonging of approximately forty (40) arpents, more or less. Said tract of land is bounded in front by the Mississippi River, bounded on the upper side by land belonging formerly to Alexander P. Perrin, now to Chalin O. Perez, and forming a part of “Belleview” or “Bellevue” Plantation, bounded in the rear by the forty (40) arpent line, and bounded on the lower side by land belonging formerly to Frank G. Jonah and now to Chalin O. Perez. Said tract of land is located in Section Forty-Seven (47), Township Sixteen (16) South, Range Thirteen (13) East, East of the Mississippi River, and formerly formed a portion of “Pearl Farm” or “Pearl Plantation” (otherwise known as the Brulard Tract). Being the same land acquired by Belden D. Jones from Benjamin T. Wood by deed dated April 28, 1915, recorded in Conveyance Book Forty-Nine (49) Folio Two Hundred Eighty-Two (282) Number One Thousand Three Hundred Thirty-two (1332) of the records of the Clerk’s and Recorder’s Office for Plaquemines Parish, Louisiana, and acquired by James L. Hyde, Jr. from George P. Jones by deed dated January 16, 1948 recorded in Conveyance Book 130, Folio 497 in the records of Plaquemines Parish, Louisiana. Also included herein, and hereby sold, is alluvion, batture, and sandbars formed and attached to the above described land, and all accretions to said land by reliction and dereliction, as well as all additions to said land resulting from the changing of water courses or the opening of new channels and any and all houses, buildings, sheds, fences, structures and other improvements of any nature whatsoever located on said property.

Being the same property acquired by Chalin O. Perez from James L. Hyde, Jr., by Act of Exchange dated June 9, 1955 before Patrick C. Hardie, Notary Public, Parish of Orleans, State of Louisiana, recorded in C.O.B. 182, folio 684.
Less and except the lowermost 1 arpent of Section 47 in Pearl Plantation transferred by Chalin O. Perez to James L. Hyde, Jr., in the above Act of Exchange.
According to a map of Bellevue Platation by Gandolfo, Kuhn, Luecke & Associates, Civil Engineers & Land Surveyors dated May 9, 1979, Drawing No. J-83, a print of which is attached hereto and made part hereof, the aforesaid parcels of ground are described as follows:
Begin at the intersection of division line between Bellevue & Harlem Plantations, also the section line between Sections 45 & 46, with mean low water line of the Mississippi River; thence along said line of division N 28° — 25’ E (per U.S. Township plat) about 40 arpents, to the 40 arpent line; thence along said 40 arpent line southeasterly 3920’ (more or less) to the division line between property owned by Chalin O. Perez and lowermost 1 arpent strip owned by James Hyde, Jr., et al.; thence along said division line, which lies 1 arpent upriver from, and is parallel to the lower line of Pearl Plantation, S 26° — 25’ W (U.S. plat), about 7800’ to the mean low water line of the Mississippi River; thence along said mean low water line, upstream approximately 4150’ to point of beginning.
Less and except those three certain parcels of land sold by Chalin O. Perez to Peabody Coal Company and designated as Tracts A, B and C on a survey by John E. Walker, Civil Engineer, dated April 15, 1963, by Act before A. J. Waechter, Jr., Notary Public, dated June 20, 1963 and registered in the Conveyance Records of the Parish of Plaquemines, State of Louisiana, in C.O.B. 263, folio 179.
The aforesaid lease is made subject to the rights of the State, the Parish of Plaquemines and/or the public in and to the River Road (old Louisiana Highway No. 39) the Poverty Point — Bohemia Highway (new Louisiana Highway No. 39) the Perez access road, the Parish Drainage Canal and Hurricane Protection Levee and any other servitudes of record.

PLAQUEMINES PARISH
T16S R13E
S.E. DISTRICT OF LA.
EAST OF MISSISSIPPI RIVER
POVERTY POINT - BOHEMIA HWY.
HARLEM
PLANTATION
SEC 44
SEC 45
SEC 46
SEC 47
BELLEVUE
PLANTATION
PEARL PLANTATION
NERO
48
Zoned A-2
Zoned 2-3
A
D
60 Ac.
70 Ac.
23.09 Ac.
L-1
L-2
B
C
MISSISSIPPI
RIVER
Map showing Property to be Rezoned from A-2 Rural and Agricultural District to I-3 Heavy Industrial District and property of bounding owners, New Orleans, La., May 21, 1979